As filed with the Securities and Exchange Commission on January 18, 2012

Registration No. 333-143553

Registration No. 333-150008

Registration No. 333-158242

Registration No. 333-165354

Registration No. 333-168799

Registration No. 333-172684

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-143553

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-150008

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-158242

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-165354

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-168799

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-172684

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JAZZ PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	05-0563787
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3180 Porter Drive

Palo Alto, CA 94304

(650) 496-3777

(Address of principal executive offices)

2003 Equity Incentive Plan

2007 Equity Incentive Plan

2007 Employee Stock Purchase Plan

2007 Non-Employee Directors Stock Option Plan

Amended and Restated 2007 Non-Employee Directors Stock Option Plan

Amended and Restated Directors Deferred Compensation Plan

(Full title of the plans)

Bruce C. Cozadd

Chairman and Chief Executive Officer

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

(650) 496-3777

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Suzanne Sawochka Hooper, Esq.	Carol A. Gamble, Esq.
Chadwick Mills, Esq.	Jazz Pharmaceuticals, Inc.
Cooley LLP	3180 Porter Drive
Five Palo Alto Square	Palo Alto, CA 94304
3000 El Camino Real	(650) 496-3777
Palo Alto, CA 94306-2155
(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Jazz Pharmaceuticals, Inc. (the “Company”) is filing this Post-Effective Amendment to its Registration Statements on Form S-8 to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), issuable by the Company pursuant to its 2003 Equity Incentive Plan, 2007 Equity Incentive Plan, 2007 Employee Stock Purchase Plan, 2007 Non-Employee Directors Stock Option Plan, Amended and Restated 2007 Non-Employee Directors Stock Option Plan and Amended and Restated Directors Deferred Compensation Plan previously registered by the Company pursuant to the following registration statements:

•	Registration Statement on Form S-8 (File No. 333-143553), filed with the Securities and Exchange Commission on June 6, 2007;

•	Registration Statement on Form S-8 (File No. 333-150008), filed with the Securities and Exchange Commission on April 1, 2008;

•	Registration Statement on Form S-8 (File No. 333-158242), filed with the Securities and Exchange Commission on March 27, 2009;

•	Registration Statement on Form S-8 (File No. 333-165354), filed with the Securities and Exchange Commission on March 8, 2010;

•	Registration Statement on Form S-8 (File No. 333-168799), filed with the Securities and Exchange Commission on August 12, 2010; and

•	Registration Statement on Form S-8 (File No. 333-172684), filed with the Securities and Exchange Commission on March 9, 2011 (collectively, the “Registration Statements”).

On December 12, 2011, the Company’s stockholders approved, at a special meeting of the Company’s stockholders, an Agreement and Plan of Merger and Reorganization, dated as of September 19, 2011, by and among the Company, Jazz Pharmaceuticals Public Limited Company (formerly Azur Pharma Public Limited Company) (“Jazz Pharmaceuticals plc”), Jaguar Merger Sub Inc., a wholly-owned subsidiary of Jazz Pharmaceuticals plc (“Merger Sub”) and Seamus Mulligan, solely in his capacity as indemnitors’ representative (the “Merger Agreement”). Upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware on January 18, 2012 (the “Effective Time”), Merger Sub was merged with and into the Company and the Company became a wholly-owned subsidiary of Jazz Pharmaceuticals plc (the “Merger”). Each share of Common Stock issued and outstanding immediately prior to the Effective Time was canceled and automatically converted into and became the right to receive one ordinary share, nominal value $0.0001 per share, of Jazz Pharmaceuticals plc.

As a result of the Merger, the Company terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any shares of its Common Stock which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements which remained unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on January 18, 2012.

JAZZ PHARMACEUTICALS, INC.

By:	/s/ BRUCE C. COZADD
Bruce C. Cozadd Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ BRUCE C. COZADD Bruce C. Cozadd	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	January 18, 2012

/s/ KATHRYN E. FALBERG Kathryn E. Falberg	Senior Vice President, Chief Financial Officer and Director (Principal Financial Officer)	January 18, 2012

/s/ KAREN J. WILSON Karen J. Wilson	Vice President, Finance (Principal Accounting Officer)	January 18, 2012

/s/ CAROL A. GAMBLE Carol A. Gamble	Director	January 18, 2012